EXHIBIT 10.40

FIXED $$ DISCOUNTED SHARE BUYBACK (“DSB”) WITH INITIAL DELIVERY

To:    Aaron's, Inc.
309 E. Paces Ferry Road, N.E.
Suite 1100
Atlanta, GA 30305

Attention:	Gilbert L. Danielson

Phone:	(404) 231-0011

Fax:	(404) 240-6520

From:	WELLS FARGO SECURITIES, LLC, solely as agent of Wells Fargo Bank, National Association (in its capacity as agent, the “Agent”)

The purpose of this communication (this “Confirmation”) is to confirm the terms and conditions of the transaction entered into between Wells Fargo Bank, National Association (“Wells Fargo”) and Aaron's, Inc. (“Counterparty”) on the Trade Date specified below (the “Transaction”). This Confirmation constitutes a “Confirmation” as referred to in the Agreement specified below.

This Confirmation is subject to, and incorporates, the definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”), as published by the International Swaps and Derivatives Association, Inc. (“ISDA”). In the event of any inconsistency between the Equity Definitions and this Confirmation, this Confirmation will prevail.

1.    This Confirmation evidences a complete and binding agreement between Wells Fargo and Counterparty as to the terms of the Transaction to which this Confirmation relates. This Confirmation shall supplement, form a part of, and be subject to an agreement in the form of the 2002 ISDA Master Agreement (the “Agreement”) as if Wells Fargo and Counterparty had executed an agreement in such form (but without any Schedule except for the election of (i) the law (and not the law of conflicts) of the State of New York as the governing law and (ii) United States dollars as the Termination Currency) on the Trade Date. In the event of any inconsistency between provisions of the Agreement and this Confirmation, this Confirmation will prevail for the purpose of the Transaction to which this Confirmation relates. The parties hereby agree that no Transaction other than the Transaction to which this Confirmation relates shall be governed by the Agreement. This Transaction is a Share Forward Transaction within the meaning set forth in the Equity Definitions. For the avoidance of doubt, this Transaction shall not be a Transaction under the ISDA Master Agreement between Wells Fargo Bank, N.A. (formerly First Union National Bank of North Carolina) and Counterparty dated as of June 16, 1993.

2.     The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms:

Trade Date:	December 3, 2013

Seller:	Wells Fargo

Buyer:	Counterparty

Shares:	The common stock of Counterparty (the “Issuer”), par value USD $0.50 per share (New York Stock Exchange ticker symbol: “AAN”)

Variable Obligation:	Applicable

VWAP Price:
For any Averaging Date, the 10b-18 volume-weighted average price per Share at which the Shares trade for the regular trading session (including any extensions thereof) of the Exchange on such Averaging Date (without regard to pre-open or after hours trading outside of such regular trading session), as reported by Bloomberg at 4:15 p.m. New York City time (or 15 minutes following the end of any extension of the regular trading session) on such Averaging Date, on Bloomberg Page “AAN <Equity> AQR_SEC” (or any successor thereto). If such price is not reported on such Averaging Date for any reason or is, in the Calculation Agent’s good faith and commercially reasonable discretion, erroneous, such VWAP Price shall be determined by the Calculation Agent in good faith and in a commercially reasonable manner.

Exchange:	New York Stock Exchange

Related Exchange(s):	All Exchanges

Prepayment:	Applicable

Prepayment Date:	One Currency Business Day after the Trade Date.

Prepayment Amount:	As specified in Appendix A.

Initial Shares:	As specified in Appendix A.

Initial Share Delivery Date:
The Prepayment Date. On the Initial Share Delivery Date, Seller shall deliver a number of Shares equal to the Initial Shares to Buyer in accordance with Section 9.4 of the Equity Definitions, with the Initial Share Delivery Date deemed to be a “Settlement Date” for purposes of such Section 9.4.

Valuation Terms:

Valuation Date:	As specified in Appendix A.

Averaging:	Applicable

Averaging Dates:	As specified in Appendix A.

Averaging Period:	All Averaging Dates.

Settlement Price:	For the Valuation Date, the arithmetic average of the VWAP Price on each Averaging Date for such Valuation Date minus Price Adjustment.

Price Adjustment:	As specified in Appendix A.

Valuation Disruption:
The definition of “Market Disruption Event” in Section 6.3(a) of the Equity Definitions is hereby amended by replacing the words “at any time during the one-hour period that ends at the relevant Valuation Time, Latest Exercise Time, Knock-in Valuation Time or Knock-out Valuation Time, as the case may be” with “at any time on any Scheduled Trading Day during the Averaging Period” in the third line thereof.

Section 6.3(d) of the Equity Definitions is hereby amended by deleting the remainder of the provision following the term “Scheduled Closing Time” in the fourth line thereof.
Notwithstanding anything to the contrary in the Equity Definitions, if any Averaging Date in the Averaging Period is a Disrupted Day, the Calculation Agent shall have the option in its commercially reasonable discretion either (i) to elect to extend the Averaging Period by a number of Scheduled Trading Days equal to the number of Disrupted Days during the Averaging Period and/or (ii) to determine that such Averaging Date is a Disrupted Day only in part, in which case the Calculation Agent shall (x) determine the VWAP Price for such Disrupted Day based on Rule 10b-18 eligible transactions in the Shares on such Disrupted Day taking into account the nature and duration of such Market Disruption Event and (y) determine the Settlement Price based on an appropriately weighted average instead of the arithmetic average described under “Settlement Price” below, with such adjustments based on, among other factors, the duration of any Market Disruption Event and the volume, historical trading patterns and price of the Shares and/or (iii) upon prior written notice to the Buyer, to suspend the Averaging Period, as appropriate, until the circumstances giving rise to such suspension have ceased. Any day on which the Exchange is scheduled to close prior to its normal closing time shall be considered a Disrupted Day in whole. With respect to any determination as described in clause (ii)(y) above, the Calculation Agent shall provide written notice to Buyer setting forth reasonable detail to support the Calculation Agent’s determination of the Settlement Price, it being understood the Calculation Agent shall not be obligated to disclose any proprietary models used by it for such determination or calculation.

Additional Market Disruption Events:
If Seller determines, based upon the advice of counsel and in its good faith and commercially reasonable discretion, on any Scheduled Trading Day during any Averaging Period that a Hedging Disruption (as defined in Section 12.9(a)(v) of the Equity Definitions) has occurred, in each case, Seller shall notify Buyer and a Market Disruption Event shall be deemed to have occurred. In the event of a Hedging Disruption, Section 12.9(b)(iii) of the Equity Definitions shall not apply.

If on any Averaging Date (i) the trading volume or liquidity of trading in the Shares is materially reduced from levels prevailing on the Trade Date, (ii) the Calculation Agent determines in its commercially reasonable discretion that such reduction has had a materially adverse effect on Seller’s ability to effect a commercially reasonable hedge of its obligations under this Transaction and (iii) the Calculation Agent determines in its commercially reasonable discretion that as a result it would be appropriate to treat such Averaging Date as a Disrupted Day, then Seller shall notify Buyer and a Market Disruption Event shall be deemed to have occurred.

Settlement Terms:

Settlement Currency:	USD

Settlement Method:
Physical Settlement; provided that Seller shall not make the representations set forth in Section 9.11 of the Equity Definitions specifically connected to restrictions imposed by applicable securities laws.

On the Settlement Date, Seller shall deliver to Buyer a number of Shares equal to (a) (i) the Prepayment Amount divided by (ii) the Settlement Price as determined on each Valuation Date, minus (b) the Initial Shares (such number of Shares, the “Settlement Amount”), rounded to the nearest whole number of Shares; provided, however, that if the Settlement Amount is less than zero, then Buyer shall deliver to Seller a number of Shares equal to the absolute value of the Settlement Amount (such number of Shares, the “Payment Shares”). The delivery of Shares by Buyer must be done in adherence to Section 12 of this Confirmation.

Notwithstanding the proviso above, if the Settlement Amount is less than zero, Buyer may cash settle its obligation to deliver the Payment Shares by delivering to Seller a notice by no later than the Valuation Date electing to cash settle its obligation to deliver the Payment Shares. Any such cash settlement shall be effected in accordance with “Cash Settlement of Payment Shares” below.

Excess Dividend Amount:	For the avoidance of doubt, all references to the Excess Dividend Amount shall be deleted from Section 9.2(a)(iii) of the Equity Definitions.
Settlement Date:	The date that follows the Valuation Date by one Settlement Cycle.

Cash Settlement of Payment Shares:
If Buyer elects to cash settle its obligation to deliver Payment Shares, then on the Valuation Date a balance (the “Settlement Balance”) shall be created with an initial balance equal to the Payment Shares. On the Settlement Date, Buyer shall deliver to Seller a U.S. dollar amount equal to the Payment Shares multiplied by a price per Share as reasonably determined by the Calculation Agent (such cash amount, the “Initial Cash Settlement Amount”). On the Exchange Business Day immediately following the delivery of the Initial Cash Settlement Amount, Seller shall begin purchasing Shares in a commercially reasonable manner over a period of time to unwind a commercially reasonable hedge position (all such Shares purchased, “Cash Settlement Shares”). At the end of each Exchange Business Day on which Seller purchases Cash Settlement Shares, Seller shall reduce (i) the Settlement Balance by the number of Cash Settlement Shares purchased on such Exchange Business Day and (ii) the Initial Cash Settlement Amount by the aggregate purchase price (including commissions) of the Cash Settlement Shares on such Exchange Business Day. If, on any Exchange Business Day, the Initial Cash Settlement Amount is reduced to or below zero but the Settlement Balance is above zero, the Buyer shall (i) deliver to Seller or as directed by Seller on the next Exchange Business Day after such Exchange Business Day an additional U.S. dollar amount (an “Additional Cash Settlement Amount”) equal to the Settlement Balance as of such Exchange Business Day multiplied by a price per Share as reasonably determined by the Calculation Agent in a commercially reasonable manner. This provision shall be applied successively until the Settlement Balance is reduced to zero. On the Exchange Business Day that the Settlement Balance is reduced to zero, Seller shall return to Buyer any unused portion of the Initial Cash Settlement Amount or the Additional Cash Settlement Amount, as the case may be. For the avoidance of doubt, any purchases of Cash Settlement Shares contemplated by this paragraph shall be made over a period of time commensurate with unwinding commercially reasonable Hedge Positions in accordance with the timing, price and volume restrictions contained in subparagraphs (2), (3), and (4) of paragraph (b) of SEC Rule 10b-18.

Share Adjustments:

Potential Adjustment Event:	Notwithstanding anything to the contrary in Section 11.2(e) of the Equity Definitions, an Extraordinary Dividend shall not constitute a Potential Adjustment Event.
Method of Adjustment:

Calculation Agent Adjustment; provided that if (i) a Hedging Disruption or liquidity event with respect to the Shares occurs which results in a Market Disruption Event or Disrupted Day as described in Section 2 of this Confirmation or (ii) Seller suspends trading in the Shares for all or any portion of a Scheduled Trading Day within the Averaging Period pursuant to Section 7 of this Confirmation, such event or suspension shall be treated as a Potential Adjustment Event subject to Calculation Agent Adjustment. In the case of any suspension in trading of the Shares as a result of the provisions set forth in Section 7 of this Confirmation, the Calculation Agent shall make such adjustments prior to the period of suspension to preserve the economics of the transaction. Otherwise, and in all cases of a suspension as contemplated under “Market Disruption Event” above, the Calculation Agent shall make such adjustments promptly following the period of suspension.

Extraordinary Dividend:
For any fiscal quarter, any dividend or distribution on the Shares with an ex-dividend date occurring during such fiscal quarter (other than any dividend or distribution of the type described in Section 11.2(e)(i) or Section 11.2(e)(ii)(A) or (B) of the Equity Definitions) (a “Dividend”) that is either (i) a non-regularly scheduled Dividend or a regularly scheduled Dividend for which the ex-dividend date occurs prior to the Expected Ex-Dividend Date for such calendar quarter or (ii) the amount or value of which (as determined by the Calculation Agent) does not equal the Ordinary Dividend Amount. For the avoidance of doubt, the Calculation Agent shall not make any adjustment for an Ordinary Dividend Amount.

Ordinary Dividend Amount:	For any calendar quarter, USD $0.021

Expected Ex-Dividend Dates:	As specified in Appendix A

Extraordinary Events:
Upon (x) the occurrence or effective designation of an Early Termination Date in respect of the Transaction or (y) the occurrence of an Extraordinary Event that results in the cancellation or termination of the Transaction pursuant to Section 12.2, 12.3, 12.6 or 12.9 of the Equity Definitions (any such event as described in clause (x) or (y) above, an “Early Termination Event”) (except, in the case of clause (y), an Extraordinary Event that is a Nationalization, Insolvency, a Merger Event or a Tender Offer, in each case, in which the consideration or proceeds to be paid to holders of Shares consists solely of cash), if one party would owe any amount to the other party pursuant to Section 6(d)(ii) of the Agreement or any Cancellation Amount pursuant to Section 12.2, 12.3, 12.6, 12.7, 12.8 or 12.9 of the Equity Definitions (any such amount, a “Payment Amount”), then on the date on which any Payment Amount is due, in lieu of any payment or delivery of such Payment Amount, Counterparty may elect, by prior written notice to Wells Fargo as provided in the succeeding paragraph, that the party owing such amount shall deliver to the other party a number of Shares (or, in the case of a Merger Event, Tender Offer, Nationalization or Insolvency, a number of units, each comprising the number or amount of the securities or property that a hypothetical holder of one Share would receive in such Extraordinary Event (each such unit, an “Alternative Termination Delivery Unit” and, the securities or property comprising such unit, “Alternative Termination Property”)) with a value equal to the Payment Amount, as determined in good faith and a commercially reasonable manner by the Calculation Agent (and the parties agree that, in making such determination of value, the Calculation Agent may take into account a number of factors, including the market price of the Shares or Alternative Termination Property as of the Early Termination Date or the date as of which the Cancellation Amount is determined and, if such delivery is made by Wells Fargo, the prices at which Wells Fargo purchases Shares or Alternative Termination Property to fulfil its delivery obligations, to the extent doing so provides a commercially reasonable result) over a number of Scheduled Trading Days selected by Calculation Agent in good faith and in its commercially reasonable discretion based on the number of Scheduled Trading Days that would be appropriate to unwind a commercially reasonable hedge position; provided that in determining the composition of any Alternative Termination Delivery Unit, if the relevant Extraordinary Event involves a choice of consideration to be received by holders, such holder shall be deemed to have elected to receive the maximum possible amount of cash; provided further that the Calculation Agent shall provide written notice to Buyer setting forth reasonable detail to support the Calculation Agent’s determination of the value of any Shares or Alternative Termination Delivery Units determined as described above, it being understood the Calculation Agent shall not be obligated to disclose any proprietary models used by it for such determination or calculation.

If Counterparty elects for Wells Fargo to settle any Payment Amount owed by Wells Fargo to it in Shares or Alternative Termination Property, then on the date such Payment Amount is due, a settlement balance (the “Settlement Balance”) shall be established with an initial balance equal to the Payment Amount. On such date, Wells Fargo shall commence purchasing Shares or Alternative Termination Property over a commercially reasonable period for delivery to Counterparty and in a commercially reasonable manner to unwind a commercially reasonable hedge position. At the end of each Scheduled Trading Day on which Wells Fargo purchases Shares or Alternative Termination Property pursuant to this paragraph, Wells Fargo shall reduce the Settlement Balance by the amount paid by Wells Fargo to purchase the Shares or Alternative Termination Property purchased on such Scheduled Trading Day. Wells Fargo shall deliver any Shares or Alternative Termination Property purchased on a Scheduled Trading Day to Counterparty on the third Clearance Business Day following the relevant Scheduled Trading Day. Wells Fargo shall continue purchasing Shares or Alternative Termination Property over a commercially reasonable period until the Settlement Balance has been reduced to zero.

If Counterparty elects to settle any Payment Amount owed to Wells Fargo in Shares or Alternative Termination Property it must do so in adherence to Section 12 of this Confirmation and in a manner such that the value received by Wells Fargo (net of all commercially reasonable fees, expenses or discounts to compensate Wells Fargo for any discount from the public market price of the Shares incurred on the sale of such Shares in a private placement) is not less than the Payment Amount. For the avoidance of doubt, notwithstanding anything to the contrary in the Definitions or this Confirmation, the Payment Amount will not reflect the value associated with any Dividend or Extraordinary Dividend declared or paid by Counterparty to holders of record of any Shares as of any date occurring on or after the Trade Date and prior to the date on which the Payment Amount is received.

Announcement Date:
The definition of “Announcement Date” in Section 12.1(l) of the Equity Definitions shall be amended by (i) replacing the words “a firm” with the word “any” in the second and fourth lines thereof, (ii) replacing the word “leads to the” in the third and the fifth lines thereof with the words “, if completed, would lead to a”, (iii) replacing the words “voting shares” in the fifth line thereof with the word “Shares”, (iv) inserting the words “by any entity” after the word “announcement” in the second and the fourth lines thereof, (v) inserting the words “or to explore the possibility of engaging in” after the words “engage in” in the second line thereof, (vi) inserting the words “or to explore the possibility of purchasing or otherwise obtaining” after the word “obtain” in the fourth line thereto, (vii) deleting the parenthetical in the fifth line thereof and (viii) adding immediately after the words “Tender Offer” in the fifth line thereof “, and any publicly announced change or amendment to such an announcement (including the announcement of an abandonment of such intention)”. Sections 12.3(a) and 12.3(d) of the Equity Definitions shall each be amended by replacing each occurrence of the words “Tender Offer Date” with “Announcement Date.”

For purposes of this Transaction, the definition of “Merger Date” in Section 12.1(c) of the Equity Definitions shall be amended to read, “Merger Date shall mean the Announcement Date.” For purposes of this Transaction, the definition of “Tender Offer Date” in Section 12.1(e) Equity Definitions shall be amended to read, “Tender Offer Date shall mean the Announcement Date.”

Consequences of Merger Events:

Share-for-Share:	Modified Calculation Agent Adjustment

Share-for-Other:	Cancellation and Payment (Calculation Agent Determination)

Share-for Combined:	Component Adjustment

New Shares:
In the definition of “New Shares” in Section 12.1(i) of the Equity Definitions, the text in clause (i) thereof shall be deleted in its entirety and replaced with “publicly quoted, traded or listed on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors).”

Tender Offer:    Applicable

Consequences of Tender Offers:

Share-for-Share:	Modified Calculation Agent Adjustment or Cancellation and Payment, at the commercially reasonable election of Wells Fargo.

Share-for-Other:	Modified Calculation Agent Adjustment or Cancellation and Payment, at the commercially reasonable election of Wells Fargo.

Share-for-Combined:	Modified Calculation Agent Adjustment or Cancellation and Payment, at the commercially reasonable election of Wells Fargo.
Determining Party:	Wells Fargo

Composition of Combined Consideration:

Not Applicable; provided that notwithstanding Sections 12.1(f) and 12.5(b) of the Equity Definitions, to the extent that the composition of the consideration for the relevant Shares in connection with a Merger Event or Tender Offer could be determined by a holder of the Shares, the Calculation Agent shall, in its sole discretion, determine the composition of such consideration for purposes of determining the consequences of such Merger Event or Tender Offer under the Transaction.

Nationalization, Insolvency or Delisting:

Cancellation and Payment (Calculation Agent Determination)

In addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it shall also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall thereafter be the Exchange.

Additional Disruption Events:

Change in Law:	Applicable; provided that Section 12.9(a)(ii)(X) of the Equity Definitions is hereby amended by replacing the word “Shares” with the words “Shares or Hedge Positions”.

Failure to Deliver:	Not Applicable

Hedging Disruption: Hedging Party: Loss of Stock Borrow: Maximum Stock Loan Rate: Hedging Party: Increased Cost of Stock Borrow: Initial Stock Loan Rate: Hedging Party:	Applicable Wells Fargo Applicable 100 basis points per annum Wells Fargo Applicable 50 basis points per annum Wells Fargo

Determining Party for all Extraordinary Events:	Wells Fargo

Miscellaneous:

Non-Reliance:	Applicable

Agreements and Acknowledgments Regarding Hedging Activities:	Applicable

Additional Acknowledgments:	Applicable

3.     Calculation Agent:     Wells Fargo

4.    Account Details:

Wells Fargo’s USD payment instructions:    ABA: 121-000-248
Wells Fargo Bank, National Association
Charlotte, NC
Internal Acct No. 01020304464228
A/C Name: WFB Equity Derivatives

Wells Fargo’s delivery instructions:        DTC Number:    2072
Agent ID:        52196
Institution ID:    52196

Counterparty’s payment and

delivery instructions:	To be advised.

5.    Offices:

(a)	The Office of Wells Fargo for the Transaction is:

Wells Fargo Bank, National Association
375 Park Avenue
New York, NY 10152

For notices with respect to the Transaction:
Wells Fargo Securities, LLC
375 Park Avenue, 4th Floor
MAC J0127-041
New York, NY 10152
Attention: Derivatives Structuring Group
Telephone No.: 212-214-6101
Facsimile No.: 212-214-5913
With a copy to CorpEqDerivSales@wellsfargo.com

Trader’s Contact Information:

Mark Kohn or Head Trader
Telephone: 212-214-6089
Facsimile: 212-214-8914

(b)	The Office of Counterparty for the Transaction is: None

For notices with respect to the Transaction:
Aaron's, Inc.
309 E. Paces Ferry Road, N.E.
Suite 110
Atlanta, GA 30305
Telephone No.: 404-231-0011
Facsimile No.: 404-240-6520

6.     Additional Provisions.

(a)    Buyer Representations and Agreements. Buyer represents and warrants to, and agrees with, Seller as follows:

(i)    Public Reports. As of the Trade Date, Buyer is in compliance with its reporting obligations under the Exchange Act of 1934, as amended (the “Exchange Act”), and all reports and other documents filed by Buyer with the Securities and Exchange Commission (“SEC”) pursuant to the Exchange Act, when considered as a whole (with the most recent such reports and documents deemed to amend inconsistent statements contained in any earlier such reports and documents), do not contain any untrue statement of a material fact or any omission of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading. Without limiting the generality of the foregoing, as of the Trade Date, Buyer is not aware of any material non-public information regarding Buyer or the Shares.

(ii)    Regulation M. Buyer is not on the Trade Date engaged in a “distribution,” as such term is used in Regulation M that would preclude purchases by Buyer of Shares. In the event that Buyer reasonably concludes that it or any of its affiliates or agents will take any action that would cause Regulation M to be applicable to any purchases of Shares, or any security for which the Shares is a “reference security” (as defined in Regulation M), by Buyer or any of its “affiliated purchasers” (as defined in Regulation M) on any day prior to the second Scheduled Trading Day immediately following the Valuation Date, Buyer shall provide Seller at least five Scheduled Trading Days’ written notice of such fact prior to the beginning of the restricted period applicable to such distribution under Regulation M. Buyer acknowledges that any such action could cause the occurrence of an Additional Market Disruption Event (and, accordingly, a Potential Adjustment Event). Accordingly, Buyer acknowledges that its actions in relation to any such notice must comply with the standards set forth in Section 6(b)(iii) below.
(iii)    No Manipulation. Buyer is not entering into the Transaction to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for the Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for the Shares) or otherwise in violation of the Exchange Act and will not engage in any other securities or derivative transaction to such ends.

(iv)    No Distribution. Buyer is not entering into the Transaction to facilitate a distribution of the Shares (or any security that may be converted into or exercised or exchanged for Shares, or whose value under its terms may in whole or in significant part be determined by the value of the Shares) or in connection with any future issuance of securities.

(v)    Solvency. As of the Trade Date, the Initial Share Delivery Date, the Prepayment Date and the Settlement Date, (a) the aggregate fair market value of Buyer’s assets will exceed its liabilities (including contingent, subordinated, unmatured and unliquidated liabilities), (b) it has not engaged in and will not engage in any business or transaction after which the property remaining with it will be unreasonably small in relation to its business, (c) it has not incurred and does not intend to incur debts beyond its ability to pay as they mature, and (d) as a result of entering into and performing its obligations under the Transaction, (x) it has not violated and will not violate any relevant state law provision applicable to the acquisition or redemption by an issuer of its own securities and (y) it would not be nor would it be rendered “insolvent” (as such term is defined under Section 101(32) of the U.S. Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”)).

(vi)    [Reserved]

(vii)    Tender Offers. The purchase or writing of the Transaction by Buyer will not violate Rule 13e-1 or Rule 13e-4 under the Exchange Act.

(viii)    Investment Company. Buyer is not, and after giving effect to the transactions contemplated hereby will not be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(ix)    Accounting Treatment. Without limiting the generality of Section 13.1 of the Equity Definitions, Buyer acknowledges that Seller is not making any representations or warranties with respect to the treatment of the Transaction under any accounting standards including FASB Statements 128, 133, 149 (each as amended), or 150, EITF Issue No. 00-19, 01-6, 03-6 or 07-5 (or any successor issue statements) or under FASB’s Liabilities & Equity Project.

(x)    Authorization and Disclosure. Upon Seller’s request, prior to the Trade Date, Buyer shall deliver to Seller a resolution of Buyer’s board of directors authorizing the Transaction and such other certificate or certificates as Seller shall reasonably request. Buyer has publicly disclosed on October 4, 2013 its intention to institute a program for the acquisition of Shares.

(xi)    [Reserved]

(xii)    Rule 10b-18 purchases. Buyer represents and warrants to Seller that neither it nor any “affiliated purchaser” (as defined in Rule 10b-18 under the Exchange Act) has made any purchases of blocks pursuant to the proviso in Rule 10b-18(b)(4) under the Exchange Act during either (i) the four full calendar weeks immediately preceding the Trade Date or (ii) during the calendar week in which the Trade Date occurs.

(b)    Rule 10b5-1.

(i)    Buyer intends the Transaction to comply with the requirements of Rule 10b5-1(c) under the Exchange Act. Buyer represents that it is entering into the Transaction in good faith and not as part of a plan or scheme to evade the antifraud or anti-manipulation provisions of the federal or applicable state securities laws and that it has not entered into or altered any hedging transaction relating to the Shares corresponding to or offsetting the Transaction. Buyer represents and warrants that it has consulted with its own advisors as to the legal aspects of its adoption and implementation of the Transaction under Rule 10b5-1 under the Exchange Act.
(ii)    Buyer shall not, at any time during any Averaging Period communicate, directly or indirectly, any material nonpublic information concerning itself or the Shares or purchases or sales of Shares by Seller (or its agent or affiliate) to any Relevant Bank Personnel. “Relevant Bank Personnel” means any employees or agents of Seller or any affiliate of Seller that Seller has notified Buyer in writing are “Relevant Bank Personnel” ; provided that Wells Fargo may amend the list of Relevant Bank Personnel at any time by delivering a revised list to Counterparty. “Relevant Bank Personnel” shall initially mean any personnel of the equity derivatives trading group of Seller or its affiliates who are responsible for, or have the ability to influence, the execution of this Transaction and of Wells Fargo’s hedge in relation thereto.

(iii)    Buyer agrees that Buyer shall not enter into or alter any hedging transaction relating to the Shares corresponding to or offsetting the Transaction. Buyer also acknowledges and agrees that any amendment, modification, waiver or termination of this Confirmation must be effected in accordance with the requirements for the amendment or termination of a “plan” as defined in Rule 10b5-1(c) under the Exchange Act. Without limiting the generality of the foregoing, any such amendment, modification, waiver or termination shall be made in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5, and no such amendment, modification, waiver or termination shall be made at any time at which Buyer or any officer, director, manager or similar person of Buyer is aware of any material non-public information regarding Buyer or the Shares.

(iv)
Buyer acknowledges and agrees that it does not have, and shall not attempt to exercise, any influence over how, when or whether Seller effects any purchases of Shares in connection with the Transaction.

(c)	U.S. Private Placement and Other Representations.

Each party acknowledges that the offer and sale of the Transaction to it is intended to be exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”). Accordingly, each party hereby represents and warrants to the other party as of the date hereof that:

(i)    It is an “accredited investor” (as defined in Regulation D under the Securities Act) and has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of the Transaction, and it is able to bear the economic risk of the Transaction.

(ii)
It is entering into the Transaction for its own account and not with a view to the distribution or resale of the Transaction or its rights thereunder except pursuant to a registration statement declared effective under, or an exemption from the registration requirements of, the Securities Act.

(iii)	It is duly organized and validly existing under the laws of the jurisdiction of its organization or incorporation and, if relevant under such laws, in good standing.

(iv)
It has the power to execute this Confirmation and any other documentation relating to this Confirmation to which it is a party, to deliver this Confirmation and any other documentation relating to this Confirmation that it is required by this Confirmation to deliver and to perform its obligations under this Confirmation and has taken all necessary action to authorize such execution, delivery and performance.

(v)
Such execution, delivery and performance do not violate or conflict with any law applicable to it, any provision of its constitutional documents, any order or judgment of any court or other agency of government applicable to it or any of its assets or any contractual restriction binding on or affecting it or any of its assets.

(vi)	It is an “eligible contract participant” as defined in the U.S. Commodity Exchange Act (as amended).

(d)    Securities Contract; Swap Agreement. The parties hereto agree and acknowledge that Seller is a “financial participant” within the meaning of Sections 101(22), 101(53C) and 101(22A) of the Bankruptcy Code. The parties hereto further agree and acknowledge that this Transaction is (i) a “securities contract” as such term is defined in Section 741(7) of the Bankruptcy Code, in which case each payment and delivery made pursuant to this Transaction is a “termination value,” “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “settlement payment,” within the meaning of Section 546 of the Bankruptcy Code and (ii) a “swap agreement,” as such term is defined in Section 101(53B) of the Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection herewith is a “termination value,” “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “transfer,” as such term is defined in Section 101(54) of the Bankruptcy Code and a “payment or other transfer of property” within the meaning of Sections 362 and 546 of the Bankruptcy Code, and that Seller is entitled to the protections afforded by, among other sections, Sections 362(b)(6), 362(b)(17), 362(o), 546(e), 546(g), 548(d)(2), 555, 560 and 561 of the Bankruptcy Code.

(e)    Bankruptcy Status. Wells Fargo acknowledges and agrees that this Confirmation is not intended to convey to it rights with respect to the transactions contemplated hereby that are senior to the claims of Counterparty’s common stockholders in the event of Counterparty’s bankruptcy; provided, however, that nothing herein shall be deemed to limit Wells Fargo’s right to pursue remedies in the event of a breach by Counterparty of its obligations and agreements with respect to this Confirmation and the Agreement; and provided, further, that nothing herein shall limit or shall be deemed to limit Wells Fargo’s rights in respect of any transaction other than this Transaction.

(f)    No Collateral or Setoff. Notwithstanding any provision of this Confirmation, the Agreement, or any other agreement between the parties to the contrary, the obligations of Counterparty under this Transaction are not secured by any collateral. Wells Fargo agrees not to set off or net amounts due from Counterparty with respect to this Transaction against amounts due from Wells Fargo to Counterparty under obligations other than Equity Contracts. “Equity Contract” means any transaction relating to Shares between the parties (or any of their affiliates) that qualifies as ‘equity’ under applicable accounting rules.

(g)    Additional Termination Event.  Notwithstanding any other provision hereof, an “Additional Termination Event” shall occur and Counterparty shall be the sole Affected Party pursuant to such Additional Termination Event if on any day occurring after the Trade Date and on or prior to the later of the Valuation Date or, if Buyer has elected to cash settle its obligation to deliver Payment Shares, the Exchange Business Day that the Settlement Balance is reduced to zero (such date, the “Final Termination Date”), Counterparty declares an Extraordinary Dividend with an ex-dividend date on or prior to the Final Termination Date. For the avoidance of doubt, the Extraordinary Dividend shall not constitute a Potential Adjustment Event.

(h)    Maximum Number of Shares. Notwithstanding any provisions of this Confirmation, the Agreement or the Equity Definitions to the contrary, in no event shall the aggregate number of Shares that Counterparty shall be obligated to deliver in connection with this Transaction exceed 8,756,567 Shares, as such number may be proportionately adjusted by the Calculation Agent to reflect stock splits or similar events.

(i)    Agreements to Deliver Documents. Each of Buyer and Seller will deliver to the other party, upon execution of this Confirmation, evidence reasonably satisfactory to the other party as to the names, true signatures and authority of the officers or officials signing this Confirmation on its behalf. Such documents shall be covered by the representation set forth in Section 3(d) of the Agreement. In addition, Buyer agrees to complete (accurately and in a manner reasonably satisfactory to the other party), execute, and deliver to Seller, United States Internal Revenue Service Form W-8 or Form W-9, as applicable, or any successor of such form, (i) upon execution of this Confirmation, (ii) promptly upon reasonable demand by Seller, and (iii) promptly upon learning that any such form previously provided by it has become obsolete or incorrect.

(j)    Indemnity. Buyer shall indemnify and hold harmless Seller and any of its affiliates, directors, officers, employees, partners, controlling entities or agents (each, an “Indemnified Party”) from and against any and all claims, losses, damages and liabilities (including, without limitation, any legal or other expenses reasonably incurred in connection with defending or investigating any such action or claim) (“Losses”) joint and several arising out of or attributable to Buyer’s breach of its representations, warranties or agreements hereunder, except to the extent that such claim, loss, damage, liability or expense is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted solely from the gross negligence or bad faith of any Indemnified Party. This indemnity agreement shall be in addition to any liability that Buyer otherwise may have. The provisions of this paragraph shall survive the termination of this Confirmation.

(k)    Counterparty Purchases. Without the prior written consent of Wells Fargo, Counterparty shall not, and shall cause its “affiliates” and “affiliated purchasers” (each as defined in Rule 10b-18) not to, directly or indirectly (including, without limitation, by means of a derivative) purchase, offer to purchase, place any bid or limit order that would effect a purchase of, or commence any tender offer relating to, any Shares (or an equivalent interest, including a unit of beneficial interest in a trust or limited partnership or a depository share) or any security convertible into or exchangeable for Shares during the Averaging Period. During such time, any purchases of Shares (or any security convertible into or exchangeable for Shares) by Counterparty shall be made through Wells Fargo Securities, LLC, which is an affiliate of Wells Fargo.

(l)    Merger-related Transactions. During the Averaging Period, Counterparty shall (i) notify Wells Fargo prior to the opening of trading in the Shares on any day on which Counterparty makes, or expects to be made, any public announcement (as defined in Rule 165(f) under the Securities Act) of any merger, acquisition, or similar transaction involving a recapitalization relating to Counterparty (other than any such transaction in which the consideration consists solely of cash and there is no valuation period), (ii) promptly notify Wells Fargo following any such announcement that such announcement has been made, and (iii) promptly deliver to Wells Fargo following the making of any such announcement a certificate indicating (A) Counterparty’s average daily Rule 10b-18 purchases (as defined in Rule 10b-18) during the three full calendar months preceding the date of the announcement of such transaction and (B) Counterparty’s block purchases (as defined in Rule 10b-18) effected pursuant to paragraph (b)(4) of Rule 10b-18 during the three full calendar months preceding the date of the announcement of such transaction. In addition, Counterparty shall promptly notify Wells Fargo of the earlier to occur of the completion of such transaction and the completion of the vote by target shareholders. Counterparty acknowledges that any such public announcement may cause the terms of the Transaction to be adjusted or terminated. Accordingly, Counterparty acknowledges that its actions in relation to any such announcement or transaction must comply with the standards set forth in Section 6(b) above. Wells Fargo in a commercially reasonable manner may (i) make adjustments to the terms of the Transaction, including, without limitation, the Price Adjustment and/or suspend the Averaging Period to preserve the economics of the transaction or (ii) treat the occurrence of such public announcement as an Additional Termination Event with Counterparty as the sole Affected Party and the Transaction hereunder as the Affected Transaction and with the amount under Section 6(e) of the Agreement determined taking into account the fact that the Averaging Period, as the case may be, had fewer Scheduled Trading Days than originally anticipated.

(m)    Acknowledgments and Agreements Regarding Hedging. Counterparty acknowledges and agrees that (i) during the Averaging Period, Wells Fargo and its affiliates may (x) buy or sell Shares or other securities or buy or sell options or futures contracts or enter into swaps or other derivative securities in order to adjust its hedge position with respect to the Transaction and (y) be active in the market for Shares other than in connection with hedging activities in relation to the Transaction, (ii) Wells Fargo shall make its own determination as to whether, when or in what manner any hedging or market activities in Counterparty’s securities shall be conducted and shall do so in a manner that it deems appropriate to hedge its price and market risk with respect to the Settlement Price and/or the VWAP Price and (iii) any market activities of Wells Fargo and its affiliates with respect to Shares may affect the market price and volatility of Shares, as well as the Settlement Price and/or the VWAP Price, each in a manner that may be adverse to Counterparty. Wells Fargo agrees with respect to all purchases of Shares made by Wells Fargo during the Averaging Period that it will conduct its purchases in a manner that would not be deemed to constitute a tender offer within the meaning of Section 14(d)(1) of the Exchange Act. Wells Fargo represents and warrants that it has implemented reasonable policies and procedures, taking into consideration the nature of its business, to ensure that individuals making investment decisions would not violate laws prohibiting trading on the basis of material nonpublic information.

7.    Seller Adjustments.

In the event that Seller reasonably determines in good faith and based on the advice of counsel, that it is appropriate with regard to any legal, regulatory or self-regulatory requirements or related policies and procedures (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by Seller, and including, without limitation, Rule 10b-18, Rule 10b-5, Regulation 13D-G and Regulation 14E, “Requirements”), for Seller to refrain from purchasing Shares or to purchase fewer than the number of Shares than a hypothetical purchaser would otherwise reasonably be expected to be purchase in a commercially reasonable manner on any Trading Day during the duration of this Transaction, then Seller may, in its commercially reasonable discretion, elect that Averaging Period be suspended and, if appropriate, extended with regard to any Requirements. Seller shall notify the Issuer upon the exercise of Seller’s rights pursuant to this Section 7 and shall subsequently notify the Issuer on the day Seller believes that the circumstances giving rise to such exercise have changed. If the Averaging Period is suspended pursuant to this Section 7, at the end of such suspension Seller shall determine the number of Scheduled Trading Days remaining in the Averaging Period, as appropriate, and the terms of this Transaction shall be adjusted by the Calculation Agent. All determinations by Seller shall be made in good faith and a commercially reasonable manner and assuming the Seller maintains a commercially reasonable hedge position.

8. Special Provisions regarding Acquisition Transaction Announcements.
(a)     If an Acquisition Transaction Announcement occurs on or prior to the Settlement Date, then the Calculation Agent shall make such adjustments to the exercise, settlement, payment or any other terms of the Transaction (including, without limitation, the Price Adjustment) as the Calculation Agent determines appropriate, at such time or at multiple times as the Calculation Agent determines appropriate, to account for the economic effect on such Transaction of such Acquisition Transaction Announcement (provided that adjustments will be made to account solely for changes in price, volatility, stock loan rate and liquidity relevant to the Shares, to the Transaction or to commercially reasonable hedge positions in respect of the Transaction).  If an Acquisition Transaction Announcement occurs after the Trade Date, but prior to the Scheduled Earliest Acceleration Date, the Scheduled Earliest Acceleration Date shall be the date of such Acquisition Transaction Announcement.

(b)           “Acquisition Transaction Announcement” means (i) the announcement of an Acquisition Transaction, (ii) an announcement that Buyer or any of its subsidiaries has entered into an agreement, a letter of intent or an understanding designed to result in an Acquisition Transaction, (iii) the announcement of the intention to solicit or enter into, or to explore strategic alternatives or other similar undertaking that may include, an Acquisition Transaction, or (iv) any other announcement that in the reasonable judgment of the Calculation Agent may result in an Acquisition Transaction. For the avoidance of doubt, announcements as used in the definition of Acquisition Transaction Announcement refer to any public announcement whether made by the Buyer or a third party.

(c)           “Acquisition Transaction” means (i) any Merger Event (for purposes of this definition the definition of Merger Event shall be read with the references therein to “100%” being replaced by “15%” and to “50%” by “75%” and without reference to the clause beginning immediately following the definition of Reverse Merger therein to the end of such definition), Tender Offer or Merger Transaction or any other transaction involving the merger of Buyer with or into any third party, (ii) the sale or transfer of all or substantially all of the assets of Buyer, (iii) a recapitalization, reclassification, binding share exchange or other similar transaction, (iv) any acquisition, lease, exchange, transfer, disposition (including by way of spin-off or distribution) of assets (including any capital stock or other ownership interests in subsidiaries) or other similar event by Buyer or any of its subsidiaries where the aggregate consideration transferable or receivable by or to Buyer or its subsidiaries exceeds

15% of the market capitalization of Buyer and (v) any transaction in which Buyer or its board of directors has a legal obligation to make a recommendation to its shareholders in respect of such transaction (whether pursuant to Rule 14e-2 under the Exchange Act or otherwise).
9.    Terms Relating to the Agent.
(a)    The Agent is registered as a broker-dealer with the SEC and the Financial Industry Regulatory Authority (FINRA), is acting hereunder for and on behalf of Wells Fargo solely in its capacity as agent for Wells Fargo pursuant to instructions from Wells Fargo, and is not and will not be acting as the Counterparty’s agent, broker, advisor or fiduciary in any respect under or in connection with the Transaction.
(b)    In addition to acting as Wells Fargo’s agent in executing the Transaction, the Agent is authorized from time to time to give written payment and/or delivery instructions to the Counterparty directing it to make its payments and/or deliveries under the Transaction to an account of the Agent for remittance to Wells Fargo (or its designee), and for that purpose any such payment or delivery by the Counterparty to the Agent shall be treated as a payment or delivery to Wells Fargo.
(c)    Except as otherwise provided herein, any and all notices, demands, or communications of any kind transmitted in writing by either Wells Fargo or the Counterparty under or in connection with the Transaction will be transmitted exclusively by such party to the other party through the Agent at the following address:

Wells Fargo Securities, LLC
One Wells Fargo Center
301 South College Street, 7th floor
MAC D1053-070
Charlotte, NC 28202
Attn: Equity Derivatives/Kyle Saunders
DerivativeSupportOperations@WellsFargo.com
(d)    The Agent shall have no responsibility or liability to Wells Fargo or the Counterparty for or arising from (i) any failure by either Wells Fargo or the Counterparty to perform any of their respective obligations under or in connection with the Transaction, (ii) the collection or enforcement of any such obligations, or (iii) the exercise of any of the rights and remedies of either Wells Fargo or the Counterparty under or in connection with the Transaction. Each of Wells Fargo and the Counterparty agrees to proceed solely against the other to collect or enforce any such obligations, and the Agent shall have no liability in respect of the Transaction except for its gross negligence or willful misconduct in performing its duties as the agent of Wells Fargo.
(e)    Upon written request, the Agent will furnish to Wells Fargo and the Counterparty the date and time of the execution of the Transaction and a statement as to the source and amount of any remuneration received or to be received by the Agent in connection with the Transaction.

10.     Staggered Settlement.

Notwithstanding anything to the contrary herein, Wells Fargo may, by prior notice to Counterparty, satisfy its obligation to deliver any Shares or other securities on any date due (an “Original Delivery Date”) by making separate deliveries of Shares or such securities, as the case may be, at more than one time on or prior to such Original Delivery Date, so long as the aggregate number of Shares and other securities so delivered on or prior to such Original Delivery Date is equal to the number required to be delivered on such Original Delivery Date.

11.     Transfer and Assignment.

Notwithstanding anything to the contrary in the Agreement, Wells Fargo may assign, transfer and set over all its rights, title and interest, powers, privileges and remedies under any Transaction, in whole or in part, to an affiliate of Wells Fargo, with the prior written consent of Counterparty.

At any time at which the Equity Percentage exceeds 7.5% (an “Excess Ownership Position”) or a Hedging Disruption has occurred and is continuing, if Wells Fargo, in its discretion, is unable to effect a transfer or assignment to a third party after using its commercially reasonable efforts on pricing terms and within a time period reasonably acceptable to Wells Fargo such that an Excess Ownership Position or a Hedging Disruption, as the case may be, no longer exists, Wells Fargo may designate any Scheduled Trading Day as an Early Termination Date with respect to a portion (the “Terminated Portion”) of the Transaction, such that such Excess Ownership Position or Hedging Disruption, as the case may be, no longer exists. In the event that Wells Fargo so designates an Early Termination Date with respect to a portion of the Transaction, a payment or delivery shall be made pursuant to Section 6 of the Agreement and Section 2 of this Confirmation as if (i) an Early Termination Date had been designated in respect of a Transaction having terms identical to the Terminated Portion of the Transaction, (ii) Counterparty shall be the sole Affected Party with respect to such partial termination and (iii) such portion of the Transaction shall be the only Terminated Transaction. The “Equity Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the number of Shares that Wells Fargo and any of its affiliates or any other person subject to aggregation with Wells Fargo, for purposes of the “beneficial ownership” test under Section 13 of the Exchange Act or any “group” (within the meaning of Section 13 of the Exchange Act) of which Wells Fargo is or may be deemed to be a part, beneficially owns (within the meaning of Section 13 of the Exchange Act) on such day and (B) the denominator of which is the number of Shares outstanding on such day.

12.     Registration Provisions.

Counterparty hereby agrees that if, in the good faith and commercially reasonable judgment of Wells Fargo, any Shares acquired by Wells Fargo for the purpose of hedging its obligations pursuant to the Transaction or otherwise delivered by the Counterparty to Wells Fargo for any reason hereunder cannot be sold in the public market by Wells Fargo without registration under the Securities Act, Counterparty shall, at its election: (i) in order to allow Wells Fargo to sell such Shares in a registered offering, make available to Wells Fargo an effective registration statement under the Securities Act to cover the resale of such Shares and (A) enter into an agreement, in form and substance satisfactory to Wells Fargo, substantially in the form of an underwriting agreement for a registered offering of similar size, (B) provide accountant’s “comfort” letters in customary form for registered offerings of equity securities of similar size, (C) provide disclosure opinions of nationally recognized outside counsel to Counterparty reasonably acceptable to Wells Fargo, (D) provide other customary opinions, certificates and closing documents customary in form for registered offerings of equity securities of similar size and (E) afford Wells Fargo a reasonable opportunity to conduct a “due diligence” investigation with respect to Counterparty customary in scope for underwritten offerings of equity securities of similar size; provided that if Wells Fargo, in its commercially reasonable discretion, is not satisfied with access to due diligence materials, the results of its due diligence investigation, or the procedures and documentation for the registered offering referred to above, then clause (ii) or clause (iii) of this Section 12 shall apply at the election of Counterparty; (ii) in order to allow Wells Fargo to sell such Shares in a private placement, enter into a private placement agreement substantially similar to private placement purchase agreements customary for private placements of equity securities of similar size, in form and substance satisfactory to Wells Fargo, including customary representations, covenants, blue sky and other governmental filings and/or registrations, indemnities to Wells Fargo, due diligence rights (for Wells Fargo or any designated buyer or buyers of the Shares from Wells Fargo), opinions and certificates and such other documentation as is customary for private placements agreements, all commercially reasonably acceptable to Wells Fargo (in which case, the Calculation Agent shall make any adjustments to the terms of the Transaction that are necessary, using commercially reasonable judgment, to compensate Wells Fargo for any discount from the public market price of the Shares incurred on the sale of such Shares in a private placement); or (iii) purchase the Shares from Wells Fargo at the Volume Weighted Average Price on such Exchange Business Days, and in the amounts, requested by Wells Fargo. “Volume Weighted Average Price” means, on any Exchange Business Day, the per Share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page AAN <equity> VAP (or any successor thereto) in respect of the period from 9:30 a.m. to 4:00 p.m. (New York City time) on such Exchange Business Day (or if such volume-weighted average price is unavailable, the market value of one Share on such Exchange Business Day, as determined by the Calculation Agent using a volume-weighted method).

13.     Counterparts.

This Confirmation may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Confirmation by signing and delivering one or more counterparts.

14.     Waiver of Trial by Jury.

EACH PARTY HEREBY IRREVOCABLY WAIVES (ON ITS OWN BEHALF AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ON BEHALF OF ITS STOCKHOLDERS) ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THE TRANSACTION OR THE ACTIONS OF WELLS FARGO, THE AGENT OR THEIR AFFILIATES IN THE NEGOTIATION, PERFORMANCE OR ENFORCEMENT HEREOF.

15.     Adjustments.

For the avoidance of doubt, whenever the Seller, Calculation Agent, Wells Fargo or Determining Party are called upon to make an adjustment or determination pursuant to the terms of this Confirmation or the Definitions to take into account the effect of an event, the Seller, Calculation Agent and Determining shall make such adjustment or determination by reference to the effect of such event on the Hedging Party, assuming that the Hedging Party maintains a commercially reasonable Hedge Position at the time of the event.

Please confirm that the foregoing correctly sets forth the terms of our agreement by executing a copy of this Confirmation and returning it to Wells Fargo’s Structured Derivatives Documentation Unit, Facsimile No. (212) 214-5913.

Wells Fargo Bank, National Association
By Wells Fargo Securities, LLC,
acting solely in its capacity as its Agent

By: ___________________________ By: ___________________________
   Name: _____________________
Title:

Wells Fargo Securities, LLC
acting solely in its capacity as Agent of
 Wells Fargo Bank, National Association

By: ___________________________ By: ___________________________
   Name: _____________________
Title:

Aaron's, Inc. By: ___________________________ By: ___________________________ Name: _____________________ Title:

Appendix A

Initial Shares:	[]

Prepayment Amount:	USD 125,000,000

Valuation Date:
[] (or if such date is not an Exchange Business Day, the next following Exchange Business Day), provided that Seller shall have the right in its absolute discretion, to accelerate the Valuation Date to any date that is on or after [] (or if such date is not an Exchange Business Day, the next following Exchange Business Day) (such date, the “Scheduled Earliest Acceleration Date”), by giving notice prior to 8:00 pm New York City time on the Scheduled Trading Day following such date.

Averaging Dates:	For the Valuation Date, each Scheduled Trading Day starting on the first Scheduled Trading Day following the Trade Date and ending on, and including, such Valuation Date.

Price Adjustment:	[]

Expected Ex-Dividend Dates:	[]